UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTUITIVE SURGICAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0416458
(State of Incorporation)	(I.R.S. Employer Identification No.)

1266 Kifer Road

Sunnyvale, California 94086

(Address of Principal Executive Offices including Zip Code)

2010 INCENTIVE AWARD PLAN

2009 EMPLOYMENT COMMENCEMENT INCENTIVE PLAN

(Full Title of the Plans)

Gary S. Guthart President and Chief Executive Officer Intuitive Surgical, Inc. 1266 Kifer Road Sunnyvale, California 94086 (408) 523-2100	Copy to: Alan C. Mendelson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code for Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,625,000 (2)	$498.80 (3)	$810,550,000 (3)	$110,559.02

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2010 Incentive Award Plan or the 2009 Employment Commencement Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents (i) 1,200,000 shares available for future issuance under the 2010 Incentive Award Plan and (ii) 425,000 shares available for future issuance under the 2009 Employment Commencement Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) for the 1,625,000 shares registered hereunder (based on the average of the high ($503.53) and low ($494.07) prices for the Registrant’s Common Stock reported by NASDAQ Global Select Market on June 12, 2013).

REGISTRATION OF ADDITIONAL SECURITIES

Intuitive Surgical, Inc. (the “Company”) filed with the Securities and Exchange Commission the following Registration Statements on Form S-8 relating to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the 2010 Incentive Award Plan and the 2009 Employment Commencement Incentive Plan (together, the “Plans”) and the contents of such prior Registration Statements are incorporated by reference in this Registration Statement: Registration Statement on Form S-8 filed October 18, 2012 (File No. 333-184488), Registration Statement on Form S-8 filed April 20, 2012 (File No. 333-180863), Registration Statement on Form S-8 filed July 29, 2011 (File No. 333-175904), Registration Statement on Form S-8 filed April 29, 2011 (File No. 333-173803), Registration Statement on Form S-8 filed May 14, 2010 (File No. 333-166833) and Registration Statement on Form S-8 filed January 29, 2010 (File No. 333-164586). The Company is hereby registering an additional 1,625,000 shares issuable under the Plans, none of which have been issued as of the date of this Registration Statement.

Item 8.	Exhibits.

See Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 17th day of June, 2013.

Intuitive Surgical, Inc.

By:	/s/ Gary S. Guthart
Gary S. Guthart, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary S. Guthart and Marshall L. Mohr, and each or any of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary S. Guthart	President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2013
Gary S. Guthart, Ph.D.

/s/ Marshall L. Mohr	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 17, 2013
Marshall L. Mohr

/s/ Lonnie M. Smith	Chairman of the Board of Directors	June 17, 2013
Lonnie M. Smith

/s/ Craig H. Barratt	Director	June 17, 2013
Craig H. Barratt, Ph.D.

/s/ Eric H. Halvorson	Director	June 17, 2013
Eric H. Halvorson

/s/ Amal M. Johnson	Director	June 17, 2013
Amal M. Johnson

	Director	June 17, 2013
Alan J. Levy, Ph.D.

/s/ Floyd D. Loop	Director	June 17, 2013
Floyd D. Loop, M.D.

/s/ Mark J. Rubash	Director	June 17, 2013
Mark J. Rubash

	Director	June 17, 2013
George Stalk Jr.

INDEX TO EXHIBITS

Exhibit Number

4.1	Intuitive Surgical, Inc. 2010 Incentive Award Plan, as amended and restated

4.2	Intuitive Surgical, Inc. 2009 Employment Commencement Incentive Plan, as amended and restated

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page of this Registration Statement)